EXHIBIT (a)(18)










CONTACT:      CSX                     Conrail
              Thomas E. Hoppin        Craig R. MacQueen
              (804) 782-1450          (215) 209-4594


              Kekst and Company       Abernathy MacGregor Group
              Richard Wolff           Dan Katcher/Matt Sherman
              (212) 593-2655          (212) 371-5999


FOR IMMEDIATE RELEASE


          APPEALS COURT REJECTS NORFOLK SOUTHERN'S REQUEST TO
                    ENJOIN CONRAIL SHAREHOLDER VOTE

          RICHMOND, VA, and PHILADELPHIA, PA, January 15, 1997--CSX Corp. (CSX) (NYSE: CSX) and Conrail Inc. (Conrail) (NYSE: CRR) today announced that they are pleased with the decision by the United States Court of Appeals for the Third Circuit rejecting Norfolk Southern's application for an injunction pending appeal of the January 9 decision by the U.S. District Court for the Eastern District of Pennsylvania.

     CSX and Conrail today issued the following statement:

     "We are pleased that the U.S. Court of Appeals has refused to enjoin the Conrail shareholder meeting set for Friday, January 17. This is another blow to Norfolk Southern's continuing hostile attempts to derail the merger of Conrail and CSX. We now look forward to moving ahead towards the completion of our strategic merger."

     The District Court decision rejected Norfolk Southern's motion for a preliminary injunction to invalidate the exclusivity period contained in the merger agreement between CSX and Conrail and enjoin the shareholder vote scheduled for January 17. In its application to the Third Circuit Court of Appeals, Norfolk Southern sought to enjoin the Conrail shareholder vote scheduled for January 17 until its appeal of the District Court decision could be heard.

     CSX Corporation, headquartered in Richmond, Va., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge, and contract logistics management services. CSX's home page can be reached at http://www.CSX.com.

     Conrail, with corporate headquarters in Philadelphia, Pa., operates an 11,000-mile freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec. Conrail's home page can be reached at http://www.CONRAIL.com.